================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


                         Transcept Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    89354M106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              Louis S. Citron, Esq.
                            New Enterprise Associates
                    1119 St. Paul Street, Baltimore, MD 21202
                                 (410) 246-2927
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                January 30, 2009
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
================================================================================

-------------------                                           ------------------
CUSIP NO. 89354M106                    13D                    PAGE 2 OF 28 PAGES
-------------------                                           ------------------

------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        New Enterprise Associates 12, Limited Partnership
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS

        OO

------- ------------------------------------------------------------------------
  5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [_]


------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership

----------------- ----- --------------------------------------------------------
                    7   SOLE VOTING POWER

                        0 shares

                  ----- --------------------------------------------------------
  NUMBER OF         8   SHARED VOTING POWER
   SHARES
 BENEFICIALLY           2,083,426 shares
   OWNED BY
     EACH         ----- --------------------------------------------------------
   REPORTING        9   SOLE DISPOSITIVE POWER
    PERSON
     WITH               0 shares

                  ----- --------------------------------------------------------
                    10  SHARED DISPOSITIVE POWER

                        2,083,426 shares

------- ------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,083,426 shares

------- ------------------------------------------------------------------------
  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
        INSTRUCTIONS)                                                        [_]

------- ------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        15.9%

------- ------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

------- ------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 89354M106                    13D                    PAGE 3 OF 28 PAGES
-------------------                                           ------------------

------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        New Enterprise Associates 10, Limited Partnership
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS

        AF

------- ------------------------------------------------------------------------
  5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [_]


------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership

----------------- ----- --------------------------------------------------------
                    7   SOLE VOTING POWER

                        0 shares

                  ----- --------------------------------------------------------
  NUMBER OF         8   SHARED VOTING POWER
   SHARES
 BENEFICIALLY           2,083,426 shares
   OWNED BY
     EACH         ----- --------------------------------------------------------
   REPORTING        9   SOLE DISPOSITIVE POWER
    PERSON
     WITH               0 shares

                  ----- --------------------------------------------------------
                    10  SHARED DISPOSITIVE POWER

                        2,083,426 shares

------- ------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,083,426 shares

------- ------------------------------------------------------------------------
  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
        INSTRUCTIONS)                                                        [_]

------- ------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        15.9%

------- ------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

------- ------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 89354M106                    13D                    PAGE 4 OF 28 PAGES
-------------------                                           ------------------

------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        NEA Partners 12, Limited Partnership
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS

        AF

------- ------------------------------------------------------------------------
  5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [_]


------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership

----------------- ----- --------------------------------------------------------
                    7   SOLE VOTING POWER

                        0 shares

                  ----- --------------------------------------------------------
  NUMBER OF         8   SHARED VOTING POWER
   SHARES
 BENEFICIALLY           2,083,426 shares
   OWNED BY
     EACH         ----- --------------------------------------------------------
   REPORTING        9   SOLE DISPOSITIVE POWER
    PERSON
     WITH               0 shares

                  ----- --------------------------------------------------------
                    10  SHARED DISPOSITIVE POWER

                        2,083,426 shares

------- ------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,083,426 shares

------- ------------------------------------------------------------------------
  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
        INSTRUCTIONS)                                                        [_]

------- ------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        15.9%

------- ------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

------- ------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 89354M106                    13D                    PAGE 5 OF 28 PAGES
-------------------                                           ------------------

------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        NEA 12 GP, LLC
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS

        AF

------- ------------------------------------------------------------------------
  5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [_]


------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Liability Company

----------------- ----- --------------------------------------------------------
                    7   SOLE VOTING POWER

                        0 shares

                  ----- --------------------------------------------------------
  NUMBER OF         8   SHARED VOTING POWER
   SHARES
 BENEFICIALLY           2,083,426 shares
   OWNED BY
     EACH         ----- --------------------------------------------------------
   REPORTING        9   SOLE DISPOSITIVE POWER
    PERSON
     WITH               0 shares

                  ----- --------------------------------------------------------
                    10  SHARED DISPOSITIVE POWER

                        2,083,426 shares

------- ------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,083,426 shares

------- ------------------------------------------------------------------------
  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
        INSTRUCTIONS)                                                        [_]

------- ------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        15.9%

------- ------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        OO

------- ------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 89354M106                    13D                    PAGE 6 OF 28 PAGES
-------------------                                           ------------------

------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        NEA Partners 10, Limited Partnership
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS

        AF

------- ------------------------------------------------------------------------
  5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [_]


------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership

----------------- ----- --------------------------------------------------------
                    7   SOLE VOTING POWER

                        0 shares

                  ----- --------------------------------------------------------
  NUMBER OF         8   SHARED VOTING POWER
   SHARES
 BENEFICIALLY           2,083,426 shares
   OWNED BY
     EACH         ----- --------------------------------------------------------
   REPORTING        9   SOLE DISPOSITIVE POWER
    PERSON
     WITH               0 shares

                  ----- --------------------------------------------------------
                    10  SHARED DISPOSITIVE POWER

                        2,083,426 shares

------- ------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,083,426 shares

------- ------------------------------------------------------------------------
  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
        INSTRUCTIONS)                                                        [_]

------- ------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        15.9%

------- ------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

------- ------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 89354M106                    13D                    PAGE 7 OF 28 PAGES
-------------------                                           ------------------

------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Michael James Barrett
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS

        AF

------- ------------------------------------------------------------------------
  5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [_]


------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States citizen

----------------- ----- --------------------------------------------------------
                    7   SOLE VOTING POWER

                        0 shares

                  ----- --------------------------------------------------------
  NUMBER OF         8   SHARED VOTING POWER
   SHARES
 BENEFICIALLY           2,083,426 shares
   OWNED BY
     EACH         ----- --------------------------------------------------------
   REPORTING        9   SOLE DISPOSITIVE POWER
    PERSON
     WITH               0 shares

                  ----- --------------------------------------------------------
                    10  SHARED DISPOSITIVE POWER

                        2,083,426 shares

------- ------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,083,426 shares

------- ------------------------------------------------------------------------
  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
        INSTRUCTIONS)                                                        [_]

------- ------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        15.9%

------- ------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- ------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 89354M106                    13D                    PAGE 8 OF 28 PAGES
-------------------                                           ------------------

------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Peter J. Barris
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS

        AF

------- ------------------------------------------------------------------------
  5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [_]


------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States citizen

----------------- ----- --------------------------------------------------------
                    7   SOLE VOTING POWER

                        0 shares

                  ----- --------------------------------------------------------
  NUMBER OF         8   SHARED VOTING POWER
   SHARES
 BENEFICIALLY           2,083,426 shares
   OWNED BY
     EACH         ----- --------------------------------------------------------
   REPORTING        9   SOLE DISPOSITIVE POWER
    PERSON
     WITH               0 shares

                  ----- --------------------------------------------------------
                    10  SHARED DISPOSITIVE POWER

                        2,083,426 shares

------- ------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,083,426 shares

------- ------------------------------------------------------------------------
  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
        INSTRUCTIONS)                                                        [_]

------- ------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        15.9%

------- ------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- ------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 89354M106                    13D                    PAGE 9 OF 28 PAGES
-------------------                                           ------------------

------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Forest Baskett
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS

        AF

------- ------------------------------------------------------------------------
  5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [_]


------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States citizen

----------------- ----- --------------------------------------------------------
                    7   SOLE VOTING POWER

                        0 shares

                  ----- --------------------------------------------------------
  NUMBER OF         8   SHARED VOTING POWER
   SHARES
 BENEFICIALLY           1,103,283 shares
   OWNED BY
     EACH         ----- --------------------------------------------------------
   REPORTING        9   SOLE DISPOSITIVE POWER
    PERSON
     WITH               0 shares

                  ----- --------------------------------------------------------
                    10  SHARED DISPOSITIVE POWER

                        1,103,283 shares

------- ------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,103,283 shares

------- ------------------------------------------------------------------------
  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
        INSTRUCTIONS)                                                        [_]

------- ------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        8.4%

------- ------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- ------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 89354M106                    13D                   PAGE 10 OF 28 PAGES
-------------------                                          -------------------

------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Ryan D. Drant
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS

        AF

------- ------------------------------------------------------------------------
  5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [_]


------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States citizen

----------------- ----- --------------------------------------------------------
                    7   SOLE VOTING POWER

                        0 shares

                  ----- --------------------------------------------------------
  NUMBER OF         8   SHARED VOTING POWER
   SHARES
 BENEFICIALLY           1,103,283 shares
   OWNED BY
     EACH         ----- --------------------------------------------------------
   REPORTING        9   SOLE DISPOSITIVE POWER
    PERSON
     WITH               0 shares

                  ----- --------------------------------------------------------
                    10  SHARED DISPOSITIVE POWER

                        1,103,283 shares

------- ------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,103,283 shares

------- ------------------------------------------------------------------------
  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
        INSTRUCTIONS)                                                        [_]

------- ------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        8.4%

------- ------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- ------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 89354M106                    13D                   PAGE 11 OF 28 PAGES
-------------------                                          -------------------

------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Patrick J. Kerins
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS

        AF

------- ------------------------------------------------------------------------
  5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [_]


------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States citizen

----------------- ----- --------------------------------------------------------
                    7   SOLE VOTING POWER

                        0 shares

                  ----- --------------------------------------------------------
  NUMBER OF         8   SHARED VOTING POWER
   SHARES
 BENEFICIALLY           1,103,283 shares
   OWNED BY
     EACH         ----- --------------------------------------------------------
   REPORTING        9   SOLE DISPOSITIVE POWER
    PERSON
     WITH               0 shares

                  ----- --------------------------------------------------------
                    10  SHARED DISPOSITIVE POWER

                        1,103,283 shares

------- ------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,103,283 shares

------- ------------------------------------------------------------------------
  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
        INSTRUCTIONS)                                                        [_]

------- ------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        8.4%

------- ------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- ------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 89354M106                    13D                   PAGE 12 OF 28 PAGES
-------------------                                          -------------------

------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Krishna Kolluri
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS

        AF

------- ------------------------------------------------------------------------
  5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [_]


------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States citizen

----------------- ----- --------------------------------------------------------
                    7   SOLE VOTING POWER

                        0 shares

                  ----- --------------------------------------------------------
  NUMBER OF         8   SHARED VOTING POWER
   SHARES
 BENEFICIALLY           1,103,283 shares
   OWNED BY
     EACH         ----- --------------------------------------------------------
   REPORTING        9   SOLE DISPOSITIVE POWER
    PERSON
     WITH               0 shares

                  ----- --------------------------------------------------------
                    10  SHARED DISPOSITIVE POWER

                        1,103,283 shares

------- ------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,103,283 shares

------- ------------------------------------------------------------------------
  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
        INSTRUCTIONS)                                                        [_]

------- ------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        8.4%

------- ------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- ------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 89354M106                    13D                   PAGE 13 OF 28 PAGES
-------------------                                          -------------------

------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        C. Richard Kramlich
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS

        AF

------- ------------------------------------------------------------------------
  5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [_]


------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States citizen

----------------- ----- --------------------------------------------------------
                    7   SOLE VOTING POWER

                        0 shares

                  ----- --------------------------------------------------------
  NUMBER OF         8   SHARED VOTING POWER
   SHARES
 BENEFICIALLY           2,083,426 shares
   OWNED BY
     EACH         ----- --------------------------------------------------------
   REPORTING        9   SOLE DISPOSITIVE POWER
    PERSON
     WITH               0 shares

                  ----- --------------------------------------------------------
                    10  SHARED DISPOSITIVE POWER

                        2,083,426 shares

------- ------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,083,426 shares

------- ------------------------------------------------------------------------
  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
        INSTRUCTIONS)                                                        [_]

------- ------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        15.9%

------- ------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- ------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 89354M106                    13D                   PAGE 14 OF 28 PAGES
-------------------                                          -------------------

------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Charles M. Linehan
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS

        AF

------- ------------------------------------------------------------------------
  5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [_]


------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States citizen

----------------- ----- --------------------------------------------------------
                    7   SOLE VOTING POWER

                        0 shares

                  ----- --------------------------------------------------------
  NUMBER OF         8   SHARED VOTING POWER
   SHARES
 BENEFICIALLY           1,103,283 shares
   OWNED BY
     EACH         ----- --------------------------------------------------------
   REPORTING        9   SOLE DISPOSITIVE POWER
    PERSON
     WITH               0 shares

                  ----- --------------------------------------------------------
                    10  SHARED DISPOSITIVE POWER

                        1,103,283 shares

------- ------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,103,283 shares

------- ------------------------------------------------------------------------
  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
        INSTRUCTIONS)                                                        [_]

------- ------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        8.4%

------- ------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- ------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 89354M106                    13D                   PAGE 15 OF 28 PAGES
-------------------                                          -------------------

------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Charles W. Newhall III
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS

        AF

------- ------------------------------------------------------------------------
  5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [_]


------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States citizen

----------------- ----- --------------------------------------------------------
                    7   SOLE VOTING POWER

                        0 shares

                  ----- --------------------------------------------------------
  NUMBER OF         8   SHARED VOTING POWER
   SHARES
 BENEFICIALLY           2,083,426 shares
   OWNED BY
     EACH         ----- --------------------------------------------------------
   REPORTING        9   SOLE DISPOSITIVE POWER
    PERSON
     WITH               0 shares

                  ----- --------------------------------------------------------
                    10  SHARED DISPOSITIVE POWER

                        2,083,426 shares

------- ------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,083,426 shares

------- ------------------------------------------------------------------------
  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
        INSTRUCTIONS)                                                        [_]

------- ------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        15.9%

------- ------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- ------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 89354M106                    13D                   PAGE 16 OF 28 PAGES
-------------------                                          -------------------

------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Mark W. Perry
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS

        AF

------- ------------------------------------------------------------------------
  5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [_]


------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States citizen

----------------- ----- --------------------------------------------------------
                    7   SOLE VOTING POWER

                        0 shares

                  ----- --------------------------------------------------------
  NUMBER OF         8   SHARED VOTING POWER
   SHARES
 BENEFICIALLY           2,083,426 shares
   OWNED BY
     EACH         ----- --------------------------------------------------------
   REPORTING        9   SOLE DISPOSITIVE POWER
    PERSON
     WITH               0 shares

                  ----- --------------------------------------------------------
                    10  SHARED DISPOSITIVE POWER

                        2,083,426 shares

------- ------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,083,426 shares

------- ------------------------------------------------------------------------
  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
        INSTRUCTIONS)                                                        [_]

------- ------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        15.9%

------- ------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- ------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 89354M106                    13D                   PAGE 17 OF 28 PAGES
-------------------                                          -------------------

------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Scott D. Sandell
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS

        AF

------- ------------------------------------------------------------------------
  5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [_]


------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States citizen

----------------- ----- --------------------------------------------------------
                    7   SOLE VOTING POWER

                        0 shares

                  ----- --------------------------------------------------------
  NUMBER OF         8   SHARED VOTING POWER
   SHARES
 BENEFICIALLY           2,083,426 shares
   OWNED BY
     EACH         ----- --------------------------------------------------------
   REPORTING        9   SOLE DISPOSITIVE POWER
    PERSON
     WITH               0 shares

                  ----- --------------------------------------------------------
                    10  SHARED DISPOSITIVE POWER

                        2,083,426 shares

------- ------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,083,426 shares

------- ------------------------------------------------------------------------
  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
        INSTRUCTIONS)                                                        [_]

------- ------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        15.9%

------- ------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- ------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 89354M106                    13D                   PAGE 18 OF 28 PAGES
-------------------                                          -------------------

------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Eugene A. Trainor III
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS

        AF

------- ------------------------------------------------------------------------
  5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [_]


------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States citizen

----------------- ----- --------------------------------------------------------
                    7   SOLE VOTING POWER

                        0 shares

                  ----- --------------------------------------------------------
  NUMBER OF         8   SHARED VOTING POWER
   SHARES
 BENEFICIALLY           2,083,426 shares
   OWNED BY
     EACH         ----- --------------------------------------------------------
   REPORTING        9   SOLE DISPOSITIVE POWER
    PERSON
     WITH               0 shares

                  ----- --------------------------------------------------------
                    10  SHARED DISPOSITIVE POWER

                        2,083,426 shares

------- ------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,083,426 shares

------- ------------------------------------------------------------------------
  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
        INSTRUCTIONS)                                                        [_]

------- ------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        15.9%

------- ------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- ------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 89354M106                    13D                   PAGE 19 OF 28 PAGES
-------------------                                          -------------------


                                  Schedule 13D

Item 1. Security and Issuer.
        -------------------

     This statement relates to the Common Stock, $0.001 par value (the "Common Stock") of Transcept Pharmaceuticals, Inc. (the "Issuer") having its principal executive office at 1003 W. Cutting Blvd., Suite 110, Point Richmond, CA 94804.


Item 2. Identity and Background.
        -----------------------

     This statement is being filed by New Enterprise Associates 12, Limited Partnership ("NEA 12"), NEA Partners 12, Limited Partnership ("NEA Partners 12"), which is the sole general partner of NEA 12, NEA 12 GP, LLC ("NEA 12 GP"), which is the sole general partner of NEA Partners 12, New Enterprise Associates 10, Limited Partnership ("NEA 10"), NEA Partners 10, Limited Partnership ("NEA Partners 10"), which is the sole general partner of NEA 10, and Michael James Barrett ("Barrett"), Peter J. Barris ("Barris"), Forest Baskett ("Baskett"), Ryan D. Drant ("Drant"), Patrick J. Kerins ("Kerins"), Krishna Kolluri ("Kolluri"), C. Richard Kramlich ("Kramlich"), Charles M. Linehan ("Linehan"), Charles W. Newhall III ("Newhall"), Mark W. Perry ("Perry"), Scott D. Sandell ("Sandell") and Eugene A. Trainor III ("Trainor") (collectively, the "Managers"). The Managers are the individual managers of NEA 12 GP. Barrett, Barris, Kramlich, Newhall, Perry, Sandell and Trainor (the "NEA 10 Managers") are also individual general partners of NEA Partners 10. NEA 12, NEA Partners 12, NEA 12 GP, NEA 10, NEA Partners 10 and the Managers are sometimes referred to collectively herein as the "Reporting Persons."

     The address of the principal business office of NEA 12, NEA Partners 12, NEA 12 GP, NEA 10, NEA Partners 10, Newhall and Trainor is New Enterprise Associates, 1119 St. Paul Street, Baltimore, MD 21202. The address of the principal business office of Baskett, Kolluri, Kramlich, Linehan, Perry and Sandell is New Enterprise Associates, 2855 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of Barrett, Barris, Drant and Kerins is New Enterprise Associates, 5425 Wisconsin Avenue, Suite 800, Chevy Chase, MD 20815.

     The principal business of NEA 12 and NEA 10 is to invest in growth-oriented businesses. The principal business of NEA Partners 12 is to act as the general partner of NEA 12. The principal business of NEA 12 GP is to act as the general partner of NEA Partners 12. The principal business of NEA Partners 10 is to act as the general partner of NEA 10. The principal business of each of the Managers is to act as managers of NEA 12 GP, NEA Partners 10 (in the case of the NEA 10 Managers) and a number of affiliated partnerships with similar businesses.

     During the five years prior to the date hereof, none of the Reporting Persons has been convicted in a criminal proceeding or has been a party to a civil proceeding ending in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     Each of NEA 12, NEA Partners 12, NEA 10 and NEA Partners 10 is a limited partnership organized under the laws of the State of Delaware. NEA 12 GP is a limited liability company organized under the laws of the State of Delaware. Each of the Managers is a United States citizen.

Item 3. Source and Amount of Funds or Other Consideration.
        -------------------------------------------------

     On January 30, 2009, Novacea, Inc. ("Novacea") completed its business combination with Transcept Pharmaceuticals, Inc. ("TPI") in accordance with the terms of the Agreement and Plan of Merger and Reorganization among Novacea, Pivot Acquisition, Inc., a wholly owned subsidiary of

-------------------                                          -------------------
CUSIP NO. 89354M106                    13D                   PAGE 20 OF 28 PAGES
-------------------                                          -------------------

Novacea, and TPI, dated as of August 29, 2008 (the "Agreement"), as amended on December 23, 2008 by the Amendment to Agreement and Plan of Merger and Reorganization (the "Amendment," along with the Agreement, collectively, the "Merger Agreement"), pursuant to which TPI became a wholly owned subsidiary of Novacea (the "Merger"). Also on January 30, 2009, in connection with the Merger, Novacea effected a 1-for-5 reverse stock split of its common stock, and the name of Novacea was changed to "Transcept Pharmaceuticals, Inc."

     Under the terms of the Merger Agreement, Novacea (now the Issuer) issued shares of Common Stock to the stockholders of TPI, at the rate of 0.14134 shares of Common Stock for each share of TPI common stock outstanding. In connection with the Merger Agreement, NEA 12 received a total of 1,103,283 shares of Common Stock (the "NEA 12 Shares") in exchange for 7,805,882 shares of common stock of TPI.

Item 4. Purpose of Transaction.
        ----------------------

     NEA 12 acquired the NEA 12 Shares for investment purposes. Depending on market conditions, its continuing evaluation of the business and prospects of the Issuer and other factors, NEA 12 and other Reporting Persons may dispose of or acquire additional securities of the Issuer. Except as set forth above, none of the Reporting Persons has any present plans which relate to or would result in:

           (a) The acquisition by any person of additional securities of the Issuer, or the disposition of securities of the Issuer;

           (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or any of its subsidiaries;

           (c) A sale or transfer of a material amount of assets of the Issuer or any of its subsidiaries;

           (d) Any change in the present board of directors or management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board;

           (e) Any material change in the present capitalization or dividend policy of the Issuer;

           (f) Any other material change in the Issuer's business or corporate structure including but not limited to, if the issuer is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote is required by section 13 of the Investment Company Act of 1940;

           (g) Changes in the Issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person;

           (h) Causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

           (i) A class of equity securities of the Issuer becoming eligible for termination of registration pursuant to
                     Section 12(g)(4) of the Securities Exchange Act of 1934; or

           (j)       Any action similar to any of those enumerated above.

Item 5. Interest in Securities of the Issuer.
        ------------------------------------

                     NEA 12 is the record owner of the NEA 12 Shares. NEA 10 is the record owner of 980,143 shares of Common Stock (the "NEA 10 Shares"). As the general partner of

-------------------                                          -------------------
CUSIP NO. 89354M106                    13D                   PAGE 21 OF 28 PAGES
-------------------                                          -------------------


                     NEA 12, NEA Partners 12 may also be deemed to own beneficially the NEA 12 Shares. As the general partner of NEA Partners 12, NEA 12 GP likewise may be deemed to own beneficially the NEA 12 shares. As the individual Managers of NEA 12 GP, each of the Managers also may be deemed to own beneficially the NEA 12 shares.

                     As the general partner of NEA 10, NEA Partners 10 may be deemed to own beneficially the NEA 10 Shares. As the individual general partners of NEA Partners 10, each of the NEA 10 Managers may be deemed to own beneficially the NEA 10 Shares.

                     By virtue of their relationship as affiliated entities, whose controlling entities have overlapping individual controlling persons, each of NEA 12, NEA Partners 12, NEA 12 GP, NEA 10 and NEA Partners 10 may be deemed to own beneficially the NEA 10 Shares and the NEA 12 Shares for an aggregate of 2,083,426 shares.

                     Percent of Class: See Line 13 of the cover sheets. The percentages set forth on the cover sheets for each Reporting Person are calculated based upon approximately 13,100,000 shares of Common Stock outstanding, as reported in the Issuer's Form 8-K dated February 2, 2009. Each of the Reporting Persons, except NEA 12 in the case of the NEA 12 Shares and NEA 10 in the case of the NEA 10 Shares, disclaims beneficial ownership of the Shares except to the extent of their pecuniary interest therein, if any.

           (b)       Regarding the number of shares as to which such person has:

                     (i) sole power to vote or to direct the vote:

                               See Line 7 of cover sheets.

                     (ii) shared power to vote or to direct the vote:

                               See Line 8 of cover sheets.

                     (iii) sole power to dispose or to direct the disposition:

                               See Line 9 of cover sheets.

                     (iv) shared power to dispose or to direct the disposition:

                               See Line 10 of cover sheets.

           (c) Except as set forth in Item 3 above, none of the Reporting Persons has effected any transaction in the Common Stock during the last 60 days.

           (d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or any proceeds from the sale of, Shares beneficially owned by any of the Reporting Persons.

           (e)       Not Applicable.

Item 6. Contracts, Arrangements, Undertakings or Relationships with Respect to
        ----------------------------------------------------------------------
        Securities of the Issuer.
        ------------------------

As a condition to the closing of the Merger, certain of the Novacea securityholders and TPI securityholders, including NEA 10 and NEA 12, entered into lock-up agreements, as required by Section 5.12 of the Merger Agreement, pursuant to which such parties have agreed not to, except in limited

-------------------                                          -------------------
CUSIP NO. 89354M106                    13D                   PAGE 22 OF 28 PAGES
-------------------                                          -------------------


circumstances, sell or transfer, or engage in hedging or similar transactions with respect to, shares of Common Stock. The lock-up agreements provide that fifty percent of the shares subject to the lock-up restrictions will be released from such restrictions three months from the closing date of January 30, 2009, and the remainder of the shares subject to such restrictions will be released six months from the closing date.

Item 7. Material to be Filed as Exhibits.
        --------------------------------

           Exhibit 1 - Agreement regarding filing of joint Schedule 13D.

           Exhibit 2 - Power of Attorney regarding Schedule 13D filings.

           Exhibit 3 - Agreement and Plan of Merger and Reorganization dated as of August 29, 2008*

           Exhibit 4 - Amendment to Agreement and Plan of Merger and
                       Reorganization dated as of December 23, 2008*

*Incorporated by reference from the Registration Statement of the Issuer on Form S-4, Securities and Exchange Commission file number 333-153844, as declared effective on December 29, 2008.

-------------------                                          -------------------
CUSIP NO. 89354M106                    13D                   PAGE 23 OF 28 PAGES
-------------------                                          -------------------



                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 9, 2009


NEW ENTERPRISE ASSOCIATES 12, LIMITED PARTNERSHIP

By:        NEA PARTNERS 12, LIMITED PARTNERSHIP
           General Partner

           By:       NEA 12 GP, LLC
                     General Partner

                     By:                *
                               ---------------------
                               Eugene A. Trainor III
                               Administrative Manager

NEA PARTNERS 12, LIMITED PARTNERSHIP

By:        NEA 12 GP, LLC
           General Partner

           By:                *
                     ---------------------
                     Eugene A. Trainor III
                     Administrative Manager


NEA 12 GP, LLC

By:                 *
           --------------------
           Eugene A. Trainor III
           Administrative Manager

NEW ENTERPRISE ASSOCIATES 10, LIMITED PARTNERSHIP

By:        NEA PARTNERS 10, LIMITED PARTNERSHIP
           General Partner


           By:          *
               --------------------------------
                 Charles W. Newhall III
                 General Partner


NEA PARTNERS 10, LIMITED PARTNERSHIP

By:          *
    -----------------------------
      Charles W. Newhall III
      General Partner

-------------------                                          -------------------
CUSIP NO. 89354M106                    13D                   PAGE 24 OF 28 PAGES
-------------------                                          -------------------


         *
---------------------------
Michael James Barrett


         *
---------------------------
Peter J. Barris


         *
---------------------------
Forest Baskett


         *
---------------------------
Ryan D. Drant


         *
---------------------------
Patrick J. Kerins


         *
---------------------------
Krishna Kolluri


         *
---------------------------
C. Richard Kramlich


         *
---------------------------
Charles M. Linehan


         *
---------------------------
Charles W. Newhall III


         *
---------------------------
Mark W. Perry


         *
---------------------------
Scott D. Sandell


         *
---------------------------
Eugene A. Trainor III
                                                 */s/ Shawn Conway
                                                 ------------------------------
                                                 Shawn Conway
                                                 As attorney-in-fact

This Schedule 13D was executed by Shawn Conway on behalf of the individuals listed above pursuant to a Power of Attorney a copy of which is attached as
Exhibit 2.

-------------------                                          -------------------
CUSIP NO. 89354M106                    13D                   PAGE 25 OF 28 PAGES
-------------------                                          -------------------

                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of stock of Transcept Pharmaceuticals, Inc.

     EXECUTED this 9th day of February, 2009

NEW ENTERPRISE ASSOCIATES 12, LIMITED PARTNERSHIP

By:        NEA PARTNERS 12, LIMITED PARTNERSHIP
           General Partner

           By:       NEA 12 GP, LLC
                     General Partner

                     By:                *
                               ---------------------
                               Eugene A. Trainor III
                               Administrative Manager

NEA PARTNERS 12, LIMITED PARTNERSHIP

By:        NEA 12 GP, LLC
           General Partner

           By:                *
                     ---------------------
                     Eugene A. Trainor III
                     Administrative Manager

NEA 12 GP, LLC

By:                 *
           --------------------
           Eugene A. Trainor III
           Administrative Manager

NEW ENTERPRISE ASSOCIATES 10,
  LIMITED PARTNERSHIP

By:        NEA PARTNERS 10, LIMITED PARTNERSHIP
           General Partner


           By:          *
               ------------------------------
                 Charles W. Newhall III
                 General Partner

NEA PARTNERS 10, LIMITED PARTNERSHIP

By:          *
    -----------------------------
      Charles W. Newhall III
      General Partner

-------------------                                          -------------------
CUSIP NO. 89354M106                    13D                   PAGE 26 OF 28 PAGES
-------------------                                          -------------------



         *
---------------------------
Michael James Barrett


         *
---------------------------
Peter J. Barris


         *
---------------------------
Forest Baskett


         *
---------------------------
Ryan D. Drant


         *
---------------------------
Patrick J. Kerins


         *
---------------------------
Krishna Kolluri


         *
---------------------------
C. Richard Kramlich


         *
---------------------------
Charles M. Linehan


         *
---------------------------
Charles W. Newhall III


         *
---------------------------
Mark W. Perry


         *
---------------------------
Scott D. Sandell


         *
---------------------------
Eugene A. Trainor III

                                                 */s/ Shawn Conway
                                                 ------------------------------
                                                 Shawn Conway
                                                 As attorney-in-fact

This Agreement relating to Schedule 13D was executed by Shawn Conway on behalf of the individuals listed above pursuant to a Power of Attorney a copy of which is attached hereto as Exhibit 2.

-------------------                                          -------------------
CUSIP NO. 89354M106                    13D                   PAGE 27 OF 28 PAGES
-------------------                                          -------------------

                                                                       EXHIBIT 2
                                                                       ---------


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Charles W. Newhall III, Louis S. Citron, Eugene A. Trainor III and Shawn Conway, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a direct or indirect general partner, director, officer or manager of any partnership, corporation or limited liability company, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 30th day of March, 2007.

                                                 /s/ Forest Baskett
                                                 ------------------------------
                                                 Forest Baskett

                                                 /s/ M. James Barrett
                                                 ------------------------------
                                                 M. James Barrett

                                                 /s/ Peter J. Barris
                                                 ------------------------------
                                                 Peter J. Barris

                                                 /s/ Ryan Drant
                                                 ------------------------------
                                                 Ryan Drant

                                                 /s/ Shawn Conway
                                                 ------------------------------
                                                 Shawn Conway

                                                 /s/ Paul Hsiao
                                                 ------------------------------
                                                 Paul Hsiao

                                                 /s/ Vladimir Jacimovic
                                                 ------------------------------
                                                 Vladimir Jacimovic

                                                 /s/ Patrick J. Kerins
                                                 ------------------------------
                                                 Patrick J. Kerins

                                                 /s/ Suzanne King
                                                 ------------------------------
                                                 Suzanne King

                                                 /s/ Krishna S. Kolluri
                                                 ------------------------------
                                                 Krishna S. Kolluri

-------------------                                          -------------------
CUSIP NO. 89354M106                    13D                   PAGE 28 OF 28 PAGES
-------------------                                          -------------------

                                                 /s/ C. Richard Kramlich
                                                 ------------------------------
                                                 C. Richard Kramlich

                                                 /s/ Charles M. Linehan
                                                 ------------------------------
                                                 Charles M. Linehan

                                                 /s/ Peter T. Morris
                                                 ------------------------------
                                                 Peter T. Morris

                                                 /s/ John M. Nehra
                                                 ------------------------------
                                                 John M. Nehra

                                                 /s/ Charles W. Newhall III
                                                 ------------------------------
                                                 Charles W. Newhall III

                                                 /s/ Jason R. Nunn
                                                 ------------------------------
                                                 Jason R. Nunn

                                                 /s/ Mark W. Perry
                                                 ------------------------------
                                                 Mark W. Perry

                                                 /s/ Michael Raab
                                                 ------------------------------
                                                 Michael Raab

                                                 /s/ Scott D. Sandell
                                                 ------------------------------
                                                 Scott D. Sandell

                                                 /s/ A. Brooke Seawell
                                                 ------------------------------
                                                 A. Brooke Seawell

                                                 /s/ Eugene A. Trainor III
                                                 ------------------------------
                                                 Eugene A. Trainor III

                                                 /s/ Sigrid Van Bladel
                                                 ------------------------------
                                                 Sigrid Van Bladel

                                                 /s/ Ravi Viswanathan
                                                 ------------------------------
                                                 Ravi Viswanathan

                                                 /s/ Harry Weller
                                                 ------------------------------
                                                 Harry Weller